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                                EXHIBIT A(6)(a)

                    Articles of Incorporation of the Company


                                                                AMENDED 06/12/96

                            ARTICLES OF ORGANIZATION

                                     OF THE

                         SENTRY LIFE INSURANCE COMPANY

                                   ARTICLE I
                           BUSINESS TO BE UNDERTAKEN


The undersigned, residents of the State of Wisconsin, hereby associate themselves together for the purpose of forming a corporation to transact the business of insuring the lives of persons against any of the hazards as may be authorized or permitted for similar corporations under the laws of the State of Wisconsin; and to have, exercise and enjoy all the powers, privileges and rights conferred upon domestic life insurance companies or permitted to them under the laws of the State of Wisconsin necessary or convenient to effect any or all of the purposes for which a similar corporation may be formed, all as provided in Chapter 206 and the general provisions of Chapters 180 and 201 of the Wisconsin Statutes of 1957 and acts amendatory thereof and supplementary thereto.


                                   ARTICLE II
                               NAME AND LOCATION

The name of this corporation shall be Sentry Life Insurance Company and its location, Home Office, and principal place of business shall be in the City of Stevens Point, in the County of Portage, and the State of Wisconsin.


                                  ARTICLE III
                                 CAPITAL STOCK

The Capital Stock of the corporation shall be Four Million Dollars ($4,000,000) and shall be divided into 400,000 shares of one class only, designated as Common Shares, of the par value of Ten Dollars ($10) each.


                                   ARTICLE IV
                       RESTRICTIONS ON TRANSFER OF STOCK

The transfer of shares of stock of the corporation may be restricted provided that any such restriction shall be stated upon the certificate representing the shares so restricted.


                                   ARTICLE V
                               PRE-EMPTIVE RIGHTS

No stockholder shall, because of his ownership of shares, have a pre-emptive or other right to purchase, subscribe for, or take any part of any shares or any part of the notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of this corporation issued, optioned or sold by it after its incorporation.





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                                   ARTICLE VI
                             OFFICERS AND DIRECTORS

1. The principal officers of the Company shall be a President, a Vice President, a Secretary, and a Treasurer. The office of Treasurer may be combined with any other office. In addition, the Board of Directors may elect assistant officers.

2. The number of Directors of the corporation constituting the initial Board of Directors shall be nine and thereafter the number of Directors of the corporation shall be not less than three nor more than twenty-one, the actual number thereof, within said limits, to be fixed by the Bylaws of the corporation.


                                  ARTICLE VII
                                  FISCAL YEAR

The fiscal year of the corporation shall terminate on the 31st day of December of each year.


                                  ARTICLE VIII
                                   AMENDMENTS

Amendments to these Articles of Organization may be made at any Special Meeting duly called for that purpose, or at any Annual Meeting, of the stockholders, provided that a statement of the nature of the proposed amendment is included in the notice of the meeting, upon receiving the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon.